Exhibit 10.4

To:         Donald R. Rench
Date:         February 12, 2015

Dear Don,

Outerwall is pleased to offer you a cash award under the terms of the Company’s 2011 Incentive Plan (the “Plan”) in recognition of the key initiatives that you will be working on over the next year (the “Transition Award”).

The amount of the Transition Award is $200,000 and, except as provided below, is scheduled to be paid in a lump sum as soon as administratively feasible, and no more than 21 days, after April 1, 2016. Except as provided below, payment of the Transition Award is contingent upon maintaining employment in good standing through April 1, 2016. The Transition Award is in addition to any other compensation and benefits for which you are eligible, and is subject to applicable tax withholding.

If Outerwall terminates your employment for any reason other than Cause (as defined in the Plan) on or prior to April 1, 2016, you will be eligible for a pro-rated portion of the Transition Award. The pro-ration amount shall be based on the number of calendar days between February 12, 2015 and your termination date, and will be paid to you no more than 21 days after your termination date. In the event of a Change of Control (as defined in the Plan) on or prior to April 1, 2016, the Transition Award will be paid to you in full within 30 days following the Change of Control.

Your employment continues to be at will. You may terminate your employment at any time and for any reason whatsoever simply by notifying Outerwall. Likewise, Outerwall may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

If you accept the terms of this Transition Award, please sign and return one copy of this letter to our office via hardcopy or email.

Sincerely,
/s/ Raquel Karls
Raquel Karls, Chief HR Officer
Date 2/13/15

Accepted by:
/s/ Donald R. Rench
Donald R. Rench
Date 3/8/2015